Exhibit 99.14

Pazoo Radio Launches First Radio Episode

Whippany, N.J., October 8, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce Pazoo Radio has gone live with its first online radio episode hosted by Chris Curran and Pazoo CEO David Cunic.  David Cunic discusses the company as well as a multitude of health and wellness topics.

More specifically, the first episode of Pazoo Radio discusses the history of Pazoo Inc, how the company was created, what the company has achieved thus far, and the exciting future ahead.  The episode also talks about pazoo.com’s vast array of health and wellness experts and the valuable resources they provide in the form of health and wellness content on a daily basis. Lastly, the episode touches on Pazoo’s recent entry into the medical marijuana industry.  To listen to the podcast, please go to http://www.pazoo.com/pazoo-radio/pazoo-healthy-living-healthy-investing/

Chris Curran, Founder of Fractal Recording, said, “I am honored to be part of Pazoo Radio as a co-host and co-producer.  The show's debut episode will give listeners a look behind the curtain into the exciting brand and business that Pazoo is growing.  Pazoo Radio, on-demand as a podcast, is an easy way for folks all over the world to learn and share the latest health and wellness content.  A positive outlook and attitude defines Pazoo and it's exciting that people all over the world will now have an easy way to take empowering messages directly from health and wellness experts.  In addition, CEO David Cunic knows that by providing such a positive forum, Pazoo is becoming an influential and important force in today's world - increasing health and wellness in individuals, as well as being profitable for investors.”

Pazoo CEO David Cunic said, “We are very excited about doing Pazoo Radio because it will offer our web users another alternative to get the latest and greatest information about Pazoo and health and wellness content.  In addition, it will empower our health and wellness experts and give them another opportunity to share their information and knowledge with the audience.  And most importantly, it will further enhance our web user experience while they are on Pazoo.com”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: October 8, 2014